Exhibit 10.1


                            STOCK PURCHASE AGREEMENT

     AGREEMENT made as of October 16, 2002 by and among Interboro Holding, Inc., a Delaware corporation ("Seller"), and Digital Workforce Development Centers Inc. located at 12040 So. Lakes Drive, Suite 75 Reston VA 20191 or its Assignee ("Buyer"),

     Buyer desires to purchase upon the terms and conditions hereinafter set forth, 100% of the issued and outstanding stock of ICTS, Inc. from its current owner Interboro Holding, located at 35 East Grassy Sprain Road Yonkers, New York 10710-4613 (hereinafter referred to as "Seller"). ICTS, Inc. currently owns an information technology training business and is located at 6295 Edsall Road, Suite 250, Alexandria VA 22312.

     This Agreement sets forth the terms and conditions upon which Seller will sell to Buyer, and Buyer will purchase, all of the shares of ICTS, Inc. ("ICTS") owned by Seller.

     In consideration of the mutual agreements contained herein, intending to be legally bound hereby, the parties agrees as follows:

                                   ARTICLE I

                                   DEFINITIONS

     1.1 Certain Defined Terms. As used herein, the terms below shall have the following meanings. Any of such terms, unless the context otherwise requires, may be used in the singular or plural, depending upon the reference.

          "Action" means any claim, suit, litigation, proceeding, labor dispute, arbitration, mediation, or audit, or investigation by any Governmental Authority at law or in equity.

          "Affiliate" of a Person means any other Person who, directly or indirectly, controls, is controlled by, or is under common control with, such Person. The term "control" (including, with correlative meaning, the terms "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

          "Agreement" means this Stock Purchase Agreement, including the Exhibits and Schedules and any amendments and supplements thereto, unless the context requires otherwise.

          "Assets" means all assets, real and personal, tangible and intangible of ICTS.




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          "Books and Records" means all of ICTS's (i) books of account, accounting records and other financial data and information relating to the Business, (ii) all books and records relating to students, student enrollment, Student SFA Programs, school courses, programs and requirements, (iii) business reports and research and development information and plans and projections for the Business and (iv) other documents, files, records, correspondence, and other data and information, financial or otherwise, which are relevant to the Business, including without limitation, all data and information stored electronically or on computer related media reasonably available.

          "Business" means the business of providing career vocational training.

          "Buyer" is defined in the first paragraph of this Agreement.

          "Closing" means the completion of the sale to, and purchase by, Buyer of the ICTS Shares.

          "Closing Date" means the date of this Agreement.

          "Closing Document" means any document, instrument or certificate delivered at or subsequent to the Closing as provided in, or pursuant to, this Agreement.

          "Consents" means all licenses, permits, franchises, approvals, acknowledgements, registrations, authorizations, consents or orders of, or filings with, any Governmental Authority (whether foreign, federal, state or local), or accreditation or membership organization or any other Person, necessary for the present conduct of the Business, or for the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement.

          "Contract" means any agreement, contract, lease, note, loan, evidence of indebtedness, purchase order, letter of credit, bond, personal guarantee, undertaking, covenant not to compete, employment agreement, license, instrument, obligation or commitment to which a Person is a party or beneficiary or by which it is bound, whether oral or written.

          "Damages" means all damages, claims, losses, liabilities and expenses (including, without limitation, attorneys' fees and disbursements incurred in investigating and preparing for any Action).

          "Encumbrance" a security interest, mortgage, lien, pledge, hypothecation, assignment, charge, trust or deemed trust (whether contractual, statutory or otherwise arising), a voting trust or pooling agreement with respect to securities, an adverse claim or any other right, option or claim of others of any kind whatever affecting the ICTS Shares, any covenant or other agreement, restriction or limitation on the transfer of any ICTS Shares, a deposit by way of security and an easement, restrictive covenant, or title reservation of any kind with respect to real property.

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          "Facilities" means each premises and related facilities leased by
ICTS.

          "Free Cash Flow" means net income after taxes and after adding back depreciation and all other non-cash expenses or charges of ICTS for each fiscal year of ICTS as determined in accordance with U. S. GAAP.

          "Governmental Authority" means any government (foreign, federal, state or local) or any other governmental agency, authority, body, instrumentality, tribunal, or commission, council or other political subdivision of any kind whatsoever.

          "ICTS" is defined in the first paragraph of this Agreement.

          "ICTS Shares" means the shares of capital stock of ICTS.

          "Inventory" means all inventories of equipment, fixtures, personal property, books and course study materials.

          "Law" means any state, federal or local law (including the common law), ordinance, rule, regulation, restriction, regulatory policy or guideline, by-law (zoning or otherwise), or Order, or any consent, exemption, approval or license of any Governmental Authority.

          "Leased Premises" means the Facilities which are subject to real property Leases.

          "Leases" means the leases or agreements in the nature of a lease of real property or Personal Property to which any ICTS is a party, whether as lessor or lessee.

          "Order" means any order (draft or otherwise), judgment, injunction, decree, award or writ of any court, tribunal, arbitrator, Governmental Authority, or other Person having jurisdiction.

          "ordinary course" when used in relation to the conduct of the Business means any transaction which constitutes an ordinary day-to-day business activity of ICTS conducted in a commercially reasonable and businesslike manner consistent with ICTS past practices.

          "Organizational Documents" means the articles, certificate of incorporation or equivalent pursuant to which a corporation is formed under its jurisdiction of formation and the by-laws or equivalent of such corporation.

          "Person" shall be broadly interpreted and includes an individual, corporation, partnership, joint venture, trust, association, unincorporated organization, any Governmental Authority or any other entity recognized by Law.

          "Personal Property" means tangible personal property of every kind, nature and description.

          "Purchase Price" is defined in paragraph 2.1.

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          "School" means a school that is owned or operated by ICTS.

          "Seller" is defined in the first paragraph of this Agreement.

          "SFA Program" means any Student Financial Aid Program.

          "Taxes" means all federal, state, municipal and local, foreign or other income, capital, real property, personal property, withholding, payroll, employer health, transfer, sales, all other taxes of any kind for which ICTS may have any liability imposed by any Governmental Authority, whether disputed or not, and any assessments, charges, duties, fees, imposts, levies or other governmental charges and interest, penalties or additions associated therewith.

     1.2 Other Defined Terms. The following terms shall have the meanings provided for in the Sections set forth below:

                                   ARTICLE II

                     PURCHASE AND SALE; OTHER CONSIDERATION

     2.1 Purchase and Sale

          (a) In consideration of the payment to seller of one dollar ($1.00) (Purchase Price), the Seller agrees that, at the Closing, it will sell, assign, transfer and deliver to Buyer the ICTS Shares free and clear of any Encumbrance, and Buyer agrees it will purchase the ICTS Shares.

          (b) Seller also agrees:

              (i) In the event that ICTS becomes a debtor in possession under the US Bankruptcy Code, Seller will provide debtor in possession financing of $100,000 to ICTS for working capital within three business days of ICTS becoming a debtor in possession. As a part of a plan of reorganization pursuant to which ICTS emerges from Bankruptcy, Buyer and Seller agree that Sellers $100,000 priority claim will be exchanged for the unconditional agreement of ICTS and Buyer to pay Interboro Holding 33.3% of ICTS Free Cash Flow for each fiscal year of ICTS beginning with the fiscal year commencing January 1, 2003 on or before March 31 of the following year. (The Exchange) The calculation of Free Cash Flow shall be based upon ICTS' audited financial statements. Each of Free Cash Flow payment shall be accompanied by the financial statements to which such payment relates. The financial statements shall be accompanied by a certificate of ICTS chief financial officer showing the calculation in reasonable detail.

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              (ii) Seller will reasonably assist Buyer in negotiating with
Sallie Mae to prerelease funds for the students who are under contract with the ICTS but have not yet completed class. Seller will provide administrative and processing to support this task.

              (iii) Seller will assist Buyer in the launching an educational program in the Washington D.C. Metropolitan area similar to Interboro Institute owned by seller, located in Yonkers New York pursuant to a separate agreement the terms of which shall be negotiated by the parties in good faith.

     2.2 Place of Closing. The closing shall take place at 12040 South Lakes Drive, Suite 75 Reston, VA 20191, or such other place as may be agreed upon by Seller and Buyer.

                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller represents and warrants to Buyer as follows and acknowledges that Buyer is relying upon these representations and warranties in entering into and performing this Agreement:

     3.1 ICTS Corporate Organization. ICTS is a corporation duly incorporated, under the laws of the State of Delaware. ICTS has no subsidiaries or any equity interest of any kind in any Person.

     3.2 Capitalization; Other ICTS Interests. The authorized capital stock of ICTS consists of 3,000,000 shares of common stock, $.01 stated value. All issued and outstanding shares of ICTS are validly issued, fully paid and nonassessable and are owned of record and beneficially solely by Seller. There are no outstanding options, rights or contracts relating to the issuance, transfer of or the creation or existence of any Encumbrance on any capital stock of ICTS.

     3.3 Title. Seller represents and warrants that it has the complete and unrestricted power to sell and deliver to Buyer, all right, title and interest in and to, the ICTS Shares.

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     3.4 Intentionally left blank.

     3.5 Authorization; Binding Effect; No Conflict.

          (a) The execution, delivery and performance of this Agreement has been duly and validly authorized by all necessary action on the part of Seller. Seller has the full undivided power and authority to enter into this Agreement and to consummate the transactions contemplated herein. This Agreement has been duly executed and delivered by Seller. This Agreement is the valid and binding obligation of the Seller enforceable in accordance with its terms, except that such enforcement may be subject to bankruptcy, insolvency, reorganization, or other similar laws now or hereafter in effect relating to creditors' rights and to general principles of equity.

          (b) The execution, delivery and performance by Seller of this Agreement does not violate the Organizational Documents of ICTS.

     3.6 Consents. Seller will cooperate with Buyer after the closing to obtain any consents necessary for the continued operation of any part of the business.

     3.7 Financial Records. ICTS has delivered to Buyer financial records for ICTS. These records are true and accurate to the knowledge of the Seller. However no warranty or representation is made as to the records.

     3.8 Taxes. ICTS has filed or will file all tax reports, and returns required to be filed by it and has duly paid all taxes and other charges due or claimed to be due from it by federal, state, local or other taxing authorities as of September 30, 2002. There are no Tax liens upon any property or assets of the ICTS except liens for current taxes not yet due. Seller hereby indemnifies and agrees to hold and save harmless from and against all taxes liabilities and liens. However, ICTS shall be responsible for all corporate taxes and accounts payable after closing.

     3.9 Assets. At the time of closing, Buyer is accepting the assets of ICTS, Inc., as is with out any representation or warrantee. The assets may consist of the following ("Assets"):

              (a) all vehicles, machinery, furniture fixtures and equipment if any;

              (b) All inventories if any;

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              (c) All rights under agreements, contracts with customers, franchises and leases, all rights and claims under insurance policies (except life insurance) and contracts, telephone numbers, and e-mail addresses and all other property and rights of every kind and nature owned or held by the Company on the date of Closing, without limitation if any;

              (d) All rights in and to the name of "ICTS, Inc. if any;

              (e) Accounts receivable as described in Exhibit B attached to this Agreement;

              (f) All minute books, stock records and corporate seals;

              (g) All personnel records and other records that the Seller is required by law to retain in its possession;

              (h) All rights in connection with and assets of the employee benefit plans retirement benefits) and such plan will be transferred to new trustees;

              (i) All data and records related to the operations of the Company, including client and customer lists, referral sources, forms, plans, research and development reports, production reports, service and warranty records, equipment logs, operating guides and manuals, financial and accounting records, creative materials, advertising materials, promotional materials, studies, reports, correspondence and subject to any legal restrictions, copies of all personnel records and other similar documents;

              (j) All of the intangible rights and property of ICTS, Inc. including intellectual property, going concern value, and goodwill if any;

              (k) All claims of ICTS, Inc. against third parties relating to the Company, whether choate or inchoate, known or unknown, contingent or non contingent if any; and

              (l) All rights of ICTS, Inc. relating to deposits and prepaid expenses, claims for refunds and rights to offset in respect thereof.

     3.10 Leases. Schedule 3.9 sets forth a complete and accurate list of the Personal Property Leases.

     3.11 Real Property Leases.

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              (a) As of October 4, 2002, ICTS had real property leases for the sites it operated in Alexandria and Hampton VA, Atlanta GA, and Baltimore MD. ICTS is behind on rent payments in all of these facilities.

              (b) As of October 4, 2002, all of the Leased Premises are fully serviced to permit the Business to be operated. The facilities are currently closed.

              (c) To the knowledge of Seller and ICTS, each Leased Premises is zoned to permit its current uses and the Facilities thereon comply in all material respects with the by-laws and building codes of each municipality in which they are situate; to the knowledge of Seller and ICTS, the Facilities are located wholly within the boundaries of the Leased Premises on which they are located and there are no material encroachments affecting any of the Leased Premises which could adversely affect the ability of ICTS to carry on the operations of the Business as they have been carried on in the past.

              (d) ICTS has no outstanding application for a re-zoning of any Leased Premises.

              (e) Consent of the landlords will be required under the real property Leases to continue to operate. It is understood that Buyer may relocate some of the facilities to other sites.

     3.12 Employees. Substantially all of the ICTS employees have been terminated. Seller will cooperate with Buyer in contacting those employees that Buyer wishes to hire.

     3.13 Powers of Attorney and Suretyships. ICTS has no general or special powers of attorney outstanding (whether as grantor or grantee thereof) or any obligation or liability (whether actual, accrued, accruing, contingent or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any Person or entity except as endorser or maker of checks endorsed or made in the ordinary course of Business.

     3.14 Illegal Payments. ICTS has not directly or indirectly, paid or delivered any fee, commission or other sum of money or item or property, however characterized, to any Person which is in any manner related to the Business and which is, or may be with the passage of time or discovery, illegal under any Law; and ICTS has not participated, directly or indirectly, in any boycotts or other similar practices affecting any of its actual or potential students.

     3.15 No Brokers. Neither Seller nor ICTS, or any officer, director, employee or Affiliate of Seller or ICTS has employed or made any agreement with any third party which obligates ICTS or any of its Affiliates to pay any finder's fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby.

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                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer and represents and warrant to Seller as follows and acknowledge that Seller is relying upon such representations and warranties in entering into this Agreement.

     4.1 Organization, Etc. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Buyer has full power and authority to carry on its business as it is now contemplated and to own the properties and assets it now owns.

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     4.2 Intentionally blank

     4.3 Authorization; Binding Effect. Buyer has full corporate power and authority to enter into this Agreement and each Ancillary Agreement to which it is a party and to carry out the transactions contemplated hereby and thereby. This Agreement is a valid and binding Agreement of Buyer enforceable in accordance with its terms except that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and general principles of equity.

     4.4 No Violation. Buyer's execution and delivery of this Agreement will not
(i) violate the Organizational Documents of Buyer; (ii) violate any Laws or any Order of any court or Governmental Authority.

                                   ARTICLE V

                                    COVENANTS

     Seller and Buyer covenant and agree:

     5.1 Access to Management and Records. From the date of this Agreement until the Closing Date, Seller shall cause ICTS to grant officers, attorneys, accountants and other authorized representatives of Buyer free and full access, upon reasonable notice and during normal business hours, to all management personnel, Assets and Books and Records of ICTS that are under its control, so that Buyer may have full opportunity to make such investigation as it shall desire to make of the management, Business, Assets and affairs of ICTS. Buyer shall be permitted, at its own expense, to make abstracts from, or copies of, all such Books and Records, subject to the obligations of confidentiality contained in Article VII. Seller shall cause ICTS, and ICTS agrees, to furnish to Buyer such financial and operating data and other information regarding ICTS as Buyer shall reasonably request.

     5.2 Notification. Seller or ICTS shall give prompt notice to Buyer and Buyer shall give prompt notice to Seller of (i) the occurrence, or failure to occur, of any event that becomes known to any of them which would be likely to cause any of their respective representations or warranties contained in this Agreement or in any Exhibit or any Schedule hereto, to be untrue or inaccurate in any material respect and (ii) any material failure by a party to this Agreement that becomes known to any of them to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or any Exhibit; provided, however, that such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant or agreement or to satisfy any condition.

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     5.3 Publicity. Buyer and Seller will consult with each other before making any public announcements with respect to the transactions contemplated hereby, and any public announcements shall be made only at such time and in such manner as Seller agrees. Except that Seller shall be free to make such public announcements as it shall reasonably deem necessary to comply to the applicable Laws for publicly traded companies.

                                   ARTICLE VI

                                   ARBITRATION

     6.1 Arbitration. Any dispute between the parties concerning any matter arising under this Agreement shall be submitted to binding arbitration.

     6.2 Location of Arbitration. Any arbitration hereunder shall be held at Fairfax County Virginia, unless the parties otherwise agree.

     6.3 Laws of Virginia. The law to be applied in connection with the arbitration shall be the laws of the State of Virginia, excluding its conflict of law rules.

     6.4 Arbitration. The arbitration shall be before a single arbitrator. It shall be a condition precedent to the bringing of any legal proceedings that are contemplated by such rules that the parties will have concluded the arbitration process as provided by such rules.

                                  ARTICLE VII

                                 CONFIDENTIALITY


     7.1 Confidential Information. "Confidential Information" is any information or documentation disclosed by a party hereto (the "Discloser") to another party hereto (the "Recipient") at any time until the Closing Date with the exception of the following, which are not considered Confidential information: (a) information that is or becomes publicly available through no wrongful act of the Recipient; (b) information obtained from third parties without a breach of any other non-disclosure agreement; or (c) information that is independently developed by such Recipient without reference to the Confidential Information.

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     7.2 Use of Confidential Information. The Recipient agrees not to disclose to any third party any Confidential Information received from the Discloser. The Recipient agrees that the Confidential Information it receives from the Discloser will be used solely among the parties involved with transactions contemplated by this Agreement, and that it will keep the Confidential Information in the strictest confidence; provided, however, that (i) the Confidential Information may be disclosed to directors, officers, employees and authorized representatives of each of the parties, any of whom need to know such information for the purpose of consummating the transactions contemplated by this Agreement (it being understood that such directors, officers, employees and authorized representatives shall be informed of the confidential nature of the Confidential Information and shall be directed to treat the Confidential Information confidentially) and (ii) any of the Confidential Information may be disclosed if required by legal process or by operation of applicable Law. If any party is required by legal process or by operation of applicable Law to disclose any Confidential Information, such party shall provide the Discloser with prompt notice of such requirement so that the Discloser may seek an appropriate protective order.

     7.3 Return of Information. In the event of termination of this Agreement pursuant to Section 11.1 hereof, all Confidential Information shall be promptly returned to the Discloser thereof or the Recipient shall certify in writing as to its destruction.

     7.4 Survival. The obligations of the Parties under this Article shall survive Closing.

                                  ARTICLE VIII

                                  MISCELLANEOUS

     8.1 Entire Agreement; Amendments and Waivers. This Agreement, together with all Exhibits and Schedules hereto and thereto, constitutes the entire Agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall any waiver constitute a continuing waiver unless otherwise expressly provided therein.

     8.2 Multiple Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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     8.3 Expenses. Each party shall pay all expenses incurred by it in connection with the negotiation, preparation, execution, delivery and consummation of this Agreement.

     8.4 No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended or shall be construed to confer upon or to give any Person, other than the parties hereto and their respective successors or permitted assigns any rights (including third party beneficiary rights), remedies, obligations or liabilities under or by reason of this Agreement. This Agreement shall not provide third parties with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to the terms of this Agreement. Nothing in the Agreement shall be construed as giving to any employee of ICTS, or any other individual any right or entitlement under any Benefit Plan maintained by ICTS except as expressly provided in benefit plan.

     8.5 Survival. The representations and warrantees covenants and agreements of the parties shall survive the closing until the less of the expiration of one year or the date of the exchange

     8.6 Invalidity. In the event that any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement.

     8.7 Headings. The headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

     8.8 Burden and Benefit. This Agreement shall be binding upon and, to the extent permitted in this Agreement, shall inure to the benefit of, the parties and their respective successors and permitted assigns.

     8.9 Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by facsimile, receipt confirmed; the day after being sent, if sent for next day delivery to an address in the United States by recognized delivery service (e.g., Federal Express); and upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to:

         If to Seller:
                           Interboro Holding, Inc.
                           35 East Grassy sprain Road
                           Yonkers, New York 10710-4613
                           Attn: Dr. John McGrath

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         with a copy to :
                           Interboro Holding, Inc.
                           35 East Grassy Sprain Road, Suite 200
                           Yonkers, New York 10710-4613
                           Attn:  Michael J. O'Brien, Esq.

         If to Buyer:      Digital Corporation
                           12040 So. Lakes Drive
                           Suite 75
                           Reston VA 20191
                           Att: Ziad Khan
                           Chairman and Chief Executive Officer

or to such other persons or addresses as may be designated in writing by the party to receive such notice.

     8.10 Further Assurances. At any time and from time to time after the Closing, at the request of any party, and without further consideration, the other party or parties to whom or which such request is made shall promptly execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation, and take all such other action as the requesting party may reasonably request, in order to fully effectuate the purposes and intent of this Agreement.

     8.11 Jointly Drafted Agreement. The parties acknowledge that each of them, and their attorneys, have had the opportunity to draft and comment upon this Agreement and have in fact done so, and that this Agreement is the joint products of negotiation among them. The parties agree that in construing this Agreement each term shall be given its ordinary meaning, waive application of the doctrine of construction against the drafter, and acknowledge that for purposes of construction of this Agreement they shall jointly be considered to be the drafters of the Agreement of each term contained herein and therein.

                            [SIGNATURE PAGE FOLLOWS]


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     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the date and year first above written.




Interboro Holding Inc.

By:  /s/ Dr. John McGrath
     -----------------------------------
     Dr. John McGrath
     President

Digital Workforce Development Centers, Inc.

By:   /s/ Ziad Khan
      ----------------------------------
      Ziad Khan
      Chairman and Chief Executive Officer


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